Filed Pursuant to Rule 424(b)(5)
SEC File No. 333-226289

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not offers to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2019

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated July 23, 2018)

2,000,000 Shares

Reata Pharmaceuticals, Inc.

Class A Common Stock

We are offering 2,000,000 shares of Class A common stock in this offering. Our Class A common stock is listed on The Nasdaq Global Market under the symbol “RETA”. On November 11, 2019, the last reported sale price of our Class A common stock on The Nasdaq Global Market was $213.67 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus supplement and future filings. Please see “Prospectus Supplement Summary—Implications of Being an Emerging Growth Company.”

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page S-13 of this prospectus supplement and page 6 of the accompanying prospectus, as well as other risk factors incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to Reata Pharmaceuticals, Inc. (before expenses)	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

Delivery of the shares of Class A common stock is expected to be made on or about                     , 2019. We have granted the underwriters an option for a period of 30 days to purchase up to 300,000 additional shares of our Class A common stock. If the underwriters exercise this option in full, the total underwriting discounts and commissions payable by us will be approximately $             and the total proceeds to us, before expenses, will be approximately $            .

Joint Book-Running Managers

Citigroup	Jefferies	SVB Leerink	Stifel

Prospectus Supplement dated                 , 2019.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus, or any such free writing prospectus. We are offering to sell, and seeking offers to buy, Class A common stock only in jurisdictions where offers and sales are permitted. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus supplement, the accompanying prospectus, and any such free writing prospectus is accurate only as of the date of this prospectus supplement, the accompanying prospectus, and any such free writing prospectus, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, or any such free writing prospectus or of any sale of our common stock. Our business, financial condition, results of operations, and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Documents Incorporated by Reference.”

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the SEC), utilizing a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add, update, or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, and any related free writing prospectus that we have authorized for use in connection with this offering.

You should rely only on the information that we have included or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any related free writing prospectus that we may authorize to be provided to you. We have not authorized any dealer, salesman, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any related free writing prospectus. This prospectus supplement, the accompanying prospectus, and any such related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement, the accompanying prospectus, or any such related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, or any such related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein or therein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus, or any such related free writing prospectus is delivered, or securities are sold, on a later date.

This prospectus supplement contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed or have been or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and you may obtain copies of those documents as described in this prospectus supplement under the heading “Where You Can Find More Information.”

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement or the accompanying prospectus may contain forward-looking statements that involve substantial risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements, other than statements of historical or present facts, contained in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including statements regarding our future financial condition, future revenues, projected costs, prospects, business strategy, and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “will,” “may,” “might,” “estimate,” “continue,” “anticipate,” “intend,” “target,” “project,” “model,” “should,” “would,” “plan,” “expect,” “predict,” “could,” “seek,” “goals,” “potential,” and similar terms or expressions that concern our expectations, strategy, plans, or intentions. These forward-looking statements include, but are not limited to, statements about:

•	our expectations regarding the timing, costs, conduct, and outcome of our clinical trials, including statements regarding the timing of the initiation and availability of data from such trials;

•	the timing and likelihood of regulatory filings and approvals for our product candidates;

•	our ability to obtain funding for our operations, including funding necessary to complete further development and commercialization of our product candidates;

•	our plans to research, develop, and commercialize our product candidates;

•	the commercialization of our product candidates, if approved;

•	the rate and degree of market acceptance of our product candidates;

•

our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the potential market opportunities for commercializing our product candidates;

•	the success of competing therapies that are or may become available;

•	our expectations regarding our ability to obtain and maintain intellectual property protection for our product candidates;

•	the ability to license additional intellectual property relating to our product candidates and to comply with our existing license agreements;

•	our ability to maintain and establish relationships with third parties, such as contract research organizations, suppliers, and distributors;

•	our ability to maintain and establish collaborators with development, regulatory, and commercialization expertise;

•	our ability to attract and retain key scientific or management personnel;

•	our ability to grow our organization and increase the size of our facilities to meet our anticipated growth;

•	the accuracy of our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing;

•	our expectations related to the use of our available cash;

•	our ability to develop, acquire, and advance product candidates into, and successfully complete, clinical trials;

•	the initiation, timing, progress, and results of future preclinical studies and clinical trials, and our research and development programs;

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•	the impact of governmental laws and regulations and regulatory developments in the United States and foreign countries;

•	developments and projections relating to our competitors and our industry; and

•

other risks and uncertainties, including those described under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 28, 2019, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on August 8, 2019.

Any forward-looking statements in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein or therein reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus supplement, the accompanying prospectus, the documents that we have incorporated by reference herein and therein, and the documents we have filed as exhibits to the registration statement, of which this prospectus supplement is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

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INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry, our business, and the markets for treatments of certain diseases, including data regarding the estimated size of those markets and the incidence and prevalence of certain medical conditions, is based on information from various third-party sources. In presenting this information, we have also made assumptions based on such data and other similar sources, and on our knowledge of, and our experience to date, in our industry. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although neither we nor the underwriters have independently verified the accuracy or completeness of any third-party information, we believe the market opportunity information included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in or incorporated by reference into the “Risk Factors” section of this prospectus supplement and the accompanying prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read the entire prospectus supplement, the accompanying prospectus, and the documents we incorporate by reference carefully, including the “Risk Factors” section contained in this prospectus supplement and the accompanying prospectus, the “Risk Factors” section contained in the documents incorporated by reference herein, and our consolidated financial statements and the related notes and the other documents incorporated by reference herein, before making an investment decision.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus supplement to “Reata Pharmaceuticals,” “Reata,” “the Company,” “we,” “us,” and “our” refer to Reata Pharmaceuticals, Inc. and, where appropriate, our consolidated subsidiaries.

Company Overview

We are a clinical stage biopharmaceutical company focused on identifying, developing, and commercializing innovative therapies that change patients’ lives for the better. We concentrate on small-molecule therapeutics with novel mechanisms of action for the treatment of severe, life-threatening diseases with few or no approved therapies. Our lead programs are in rare forms of chronic kidney disease (CKD) and rare forms of neurological disease. Our lead product candidates, bardoxolone methyl (bardoxolone) in CKD and omaveloxolone in neurological disease, activate the transcription factor Nrf2 to normalize mitochondrial function, restore redox balance, and resolve inflammation. Because mitochondrial dysfunction, oxidative stress, and inflammation are features of many diseases, we believe bardoxolone and omaveloxolone have many potential clinical applications.

On November 11, 2019, we announced that the Phase 3 portion of the CARDINAL study of bardoxolone in patients with CKD caused by Alport syndrome met its primary and key secondary Year 1 endpoints. After 48 weeks of treatment, patients treated with bardoxolone had a statistically significant improvement compared to placebo in mean estimated glomerular filtration rate (eGFR) of 9.50 mL/min/1.73 m2 (p<0.0001). After 48 weeks of treatment and a four-week withdrawal period, patients treated with bardoxolone had a statistically significant improvement compared to placebo in mean retained eGFR of 5.14 mL/min/1.73 m2 (p=0.0012). Bardoxolone treatment was generally reported to be well-tolerated and showed a similar safety profile to the Phase 2 portion of the CARDINAL study. Based on these positive results, and subject to discussions with regulatory authorities, we plan to proceed with the submission of regulatory filings for marketing approval in the United States and internationally.

On October 14, 2019, we announced that the registrational Part 2 portion of the MOXIe Phase 2 trial of omaveloxolone in patients with Friedreich’s ataxia (FA) met its primary endpoint of change in the modified Friedreich’s Ataxia Rating Scale (mFARS) relative to placebo after 48 weeks of treatment. Patients treated with omaveloxolone (150 mg/day) demonstrated a statistically significant, placebo-corrected 2.40 point mean improvement (decrease) in mFARS after 48 weeks of treatment (p=0.014). Omaveloxolone treatment was generally reported to be well-tolerated. Based on these positive results, and subject to discussions with regulatory authorities, we plan to proceed with the submission of regulatory filings for marketing approval of omaveloxolone for the treatment of FA in the United States and internationally.

We are also conducting two additional registrational trials: FALCON, studying bardoxolone in patients with autosomal dominant polycystic kidney disease (ADPKD), and CATALYST, studying bardoxolone in patients with a rare and serious form of pulmonary arterial hypertension (PAH) associated with connective tissue disease (CTD-PAH). We initiated enrollment in FALCON in May 2019. We completed enrollment of CATALYST and expect to have top-line data in mid-2020. We have received orphan drug designation from the United States Food and Drug Administration (FDA) for bardoxolone for the treatment of Alport syndrome, PAH, and ADPKD and for omaveloxolone for the treatment of FA.

Beyond our registrational clinical programs, we have additional promising clinical and preclinical development programs. We believe that our lead programs have the potential to improve clinical outcomes in numerous underserved patient populations.

The chart below is a summary of our current registrational programs:

PROGRAM	CURRENT REGISTRATIONAL TRIAL	NEXT EXPECTED MILESTONE
CKD caused by Alport syndrome
Bardoxolone	CARDINAL	Regulatory Filings
FA
Omaveloxolone	MOXIe	Regulatory Filings
ADPKD
Bardoxolone	FALCON	Completion of Enrollment
CTD-PAH
Bardoxolone	CATALYST	Phase 3 Data

Programs in CKD

We are developing bardoxolone for the treatment of patients with the following rare forms of CKD:

•	Alport syndrome in our registrational CARDINAL study;

•	ADPKD in our registrational FALCON study; and

•	three other rare forms of CKD in our Phase 2 PHOENIX study.

In addition, Kyowa Kirin Co., Ltd. (KKC), our strategic collaborator in CKD, is currently conducting its registrational trial of bardoxolone in diabetic (type 1 and 2) CKD in Japan. KKC completed patient enrollment in this trial in June 2019 and expects to have topline data in the first half of 2022.

CKD is characterized by a progressive worsening in the rate at which the kidney filters waste products from the blood, called the glomerular filtration rate (GFR). When GFR gets too low, patients develop end-stage kidney disease (ESKD) and require dialysis or a kidney transplant to survive. Dialysis leads to a reduced quality of life and increases the likelihood of serious and life-threatening complications. The five-year survival rate for hemodialysis patients is only approximately 42%.

eGFR is an estimate of GFR that nephrologists use to track the decline in kidney function and progression of CKD. In 11 separate CKD clinical trials, bardoxolone has been shown to improve eGFR in patients with diverse etiologies of CKD. We believe that bardoxolone treatment has the potential to delay or prevent GFR declines that cause the need for dialysis or a transplant in patients with Alport syndrome, ADPKD, and other rare forms of CKD.

Bardoxolone in CKD Caused by Alport Syndrome

Alport syndrome is a rare and serious hereditary disease that can manifest as early as the first decade of life, causes average annual declines in eGFR of approximately 3 to 4 mL/min/1.73 m2, and affects approximately

30,000 to 60,000 patients in the United States. In patients with the most severe forms of the disease, approximately 50% of patients progress to dialysis by age 25, 90% by age 40, and nearly 100% by age 60. There are no approved therapies for Alport syndrome anywhere in the world.

On November 11, 2019, we announced the topline, Year 1 results from the Phase 3 portion of CARDINAL studying bardoxolone in Alport syndrome patients. The Phase 3 portion of CARDINAL is an international, multi-center, double-blind, placebo-controlled, randomized registrational trial that enrolled 157 patients with Alport syndrome at approximately 50 study sites in the United States, Europe, Japan, and Australia. Pediatric patients represented approximately 15% of enrolled patients. Patients were randomized one-to-one to bardoxolone or placebo. The primary endpoint for the study was the change in eGFR, an important measure of the ability of the kidney to filter waste products out of the blood, after 48 weeks of treatment. The key secondary endpoint for the study was the change in retained eGFR after 48 weeks of treatment and withdrawal of drug for four weeks. After 52 weeks, patients who completed the first 48 weeks of treatment are restarted on study drug with their original treatment assignments and continue on study drug for a second year. The second-year on-treatment eGFR will be measured after 100 weeks of treatment and the retained eGFR will be measured at Week 104 after withdrawal of drug for four weeks. The FDA has provided us with written guidance that, in patients with CKD caused by Alport syndrome, an analysis of retained eGFR demonstrating an improvement versus placebo after one year of bardoxolone treatment may support a New Drug Application (NDA) submission for accelerated approval and an improvement versus placebo after two years of treatment may support full approval. Additionally, patients who complete the study and meet the eligibility requirements can participate in the open-label extension.

After 48 weeks of treatment, patients treated with bardoxolone had a statistically significant improvement compared to placebo in mean eGFR of 9.50 mL/min/1.73 m2 (p<0.0001). Patients treated with bardoxolone experienced a statistically significant increase from baseline in mean eGFR of 4.72 mL/min/1.73 m2 (p<0.0004), while patients treated with placebo experienced a statistically significant decline from baseline in mean eGFR of -4.78 mL/min/1.73 m2(p<0.0002). Patients’ retained eGFR was also assessed at Week 52, after 48 weeks of treatment and withdrawal of drug for four weeks. At Week 52, patients treated with bardoxolone had a statistically significant improvement compared to placebo in mean retained eGFR of 5.14 mL/min/1.73 m2 (p=0.0012). Patients treated with bardoxolone experienced a nonsignificant decline from baseline in mean retained eGFR of -0.96 mL/min/1.73 m2 (p=0.45), while patients treated with placebo experienced a statistically significant decline from baseline in mean retained eGFR of -6.11 mL/min/1.73 m2 (p<0.0001). Similar efficacy at Week 48 and Week 52 was observed across multiple subgroups, including among pediatric patients.

Bardoxolone was generally reported to be well tolerated in this study and showed a similar safety profile to the Phase 2 portion of the CARDINAL study. Seventy-five patients (97.4%) receiving bardoxolone and 73 patients (91.3%) receiving placebo experienced an adverse event (AE). Nine patients (11.7%) receiving bardoxolone and four patients (5.0%) receiving placebo discontinued study drug due to an AE, and no individual AE contributed to more than two discontinuations in either group.

Four patients (5.2%) receiving bardoxolone and 10 patients (12.5%) receiving placebo experienced a treatment-emergent serious adverse event (SAE). No fluid overload or major adverse cardiac events were reported in patients treated with bardoxolone. Blood pressure was reduced relative to baseline in the bardoxolone group, but was not significantly different between the groups. The reported AEs were generally mild to moderate in intensity, and the most common AEs observed more frequently in patients treated with bardoxolone compared to patients treated with placebo were increases in aminotransferases and muscle spasms. Increases in aminotransferases are a pharmacological effect of bardoxolone, which increases production of aminotransferases in vitro. The aminotransferase increases observed in CARDINAL were associated with improvements (reductions) in total bilirubin and were not associated with liver injury, and we believe they are related to the restoration of mitochondrial function. Laboratory markers associated with pharmacodynamic activity, including urinary albumin to creatinine ratio and aminotransferases, were unchanged relative to placebo at Week 52 after a four week withdrawal.

Bardoxolone in ADPKD

ADPKD is an inherited, rare form of CKD caused by a genetic defect in PKD1 or PKD2 and is characterized by formation of fluid-filled cysts in the kidneys. Inflammation appears to play a role in cyst growth and is associated with disease progression in ADPKD. PKD1 is the most common mutation, causing about 85% of ADPKD cases, and patients generally progress to ESKD, on average, by age 54. ADPKD is the most common single-gene disorder of the kidneys, and there are an estimated 400,000 patients in the United States, with approximately 140,000 diagnosed. The only therapy approved for ADPKD is tolvaptan, which was approved in the United States in 2018.

We have initiated a registrational Phase 3 trial called FALCON in patients with ADPKD. FALCON is an international, multi-center, randomized, double-blind, placebo-controlled trial studying the safety and efficacy of bardoxolone in approximately 300 patients with ADPKD randomized one-to-one to active drug or placebo. We began enrollment in FALCON in May 2019. The FDA has provided us with guidance that, in patients with ADPKD, an analysis of retained eGFR, demonstrating an improvement versus placebo after one year of bardoxolone treatment, may support an NDA submission for accelerated approval of bardoxolone for the treatment of ADPKD, and data demonstrating an improvement versus placebo in retained eGFR after two years of treatment may support full approval. We will measure the retained eGFR benefit versus placebo at 52 weeks after treatment on study drug for 48 weeks and a four-week withdrawal of drug. After 52 weeks, patients will resume study drug and will continue on study drug for a second year. The second-year retained eGFR benefit will be measured at Week 104.

Bardoxolone in Other Rare Forms of CKD

PHOENIX was an open-label, multi-center Phase 2 trial evaluating the safety and efficacy of bardoxolone in patients with ADPKD, IgA nephropathy (IgAN), type 1 diabetic CKD (T1D CKD), and focal segmental glomerulosclerosis (FSGS). In aggregate, the prevalence of these diseases exceeds 700,000 patients in the United States, representing a meaningful market for bardoxolone in rare forms of CKD. A total of 103 patients were enrolled in the trial in four separate cohorts, including 31 patients with ADPKD, 26 with IgAN, 28 with T1D CKD, and 18 with FSGS. Patients were treated with bardoxolone for 12 weeks in all four cohorts, and each cohort showed statistically significant increases in mean eGFR, with the change in mean eGFR from baseline across all four cohorts of 7.8 mL/min/1.73 m2 (n=103; p<0.0001). Of the patients that reached Week 12, 88% experienced increases in eGFR at Week 12. We observed that bardoxolone significantly reduced mean systolic blood pressure by 3.8 mmHg (n=103; p=0.002) and mean diastolic blood pressure by 2.8 mmHg (n=103; p=0.0009). Urinary albumin excretion was low upon study entry and remained unchanged by bardoxolone treatment (n=103; p=0.6). The most commonly reported AE across all cohorts was muscle spasms, which were not associated with clinical signs or symptoms of muscle injury. The overall rate of SAEs was low, with three patients reporting SAEs while they received trial drug, none of which were reported as related to bardoxolone.

Based on the eGFR improvements observed in PHOENIX patients, we plan to pursue IgAN, T1D CKD, and FSGS as commercial indications. We believe that registrational clinical trials similar to the design of the Phase 3 CARDINAL and FALCON trials, with a two-year duration and a retained eGFR benefit endpoint after one and two years of treatment, would be sufficient to form the basis of an NDA submission to the FDA seeking approval of bardoxolone for the treatment of these forms of CKD.

Programs in Neurological Diseases

We are developing omaveloxolone for the treatment of patients with FA and recently announced the results of our registrational Phase 2 MOXIe trial in patients with FA. In addition, we have studied omaveloxolone and other Nrf2 activators in preclinical models of Huntington’s disease, ALS, Parkinson’s disease, Alzheimer’s disease and epilepsy, and we plan to pursue the development of omaveloxolone and our other Nrf2 activators for one or more of these diseases. We are also developing RTA 901 in neurodegeneration and neuroprotection indications.

Omaveloxolone in FA

We are developing omaveloxolone for the treatment of patients with FA, an inherited, debilitating, and degenerative neuromuscular disorder that is usually diagnosed during adolescence and can ultimately lead to premature death. Patients with FA experience progressive loss of coordination, muscle weakness, and fatigue, which commonly progress to motor incapacitation and wheelchair reliance. Symptoms generally occur in children, with patients requiring a wheelchair by their teens or early 20s. Based on literature and proprietary research, we believe FA affects approximately 5,000 children and adults in the United States and 22,000 globally. There are no approved therapies for the treatment of FA anywhere in the world.

Our Phase 2 trial, called MOXIe, was a two-part, international, multi-center, randomized, double-blind, placebo-controlled registrational trial that studied the safety and efficacy of omaveloxolone in patients with FA. Additionally, patients who completed the study and meet eligibility requirements can participate in the open-label extension. Part 1 of MOXIe was a dose-ranging study designed to assess safety and identify an optimal dose of omaveloxolone to test in the registrational part 2 portion of the study. A dose of 150 mg per day was selected for part 2, and no safety concerns were noted by the data safety monitoring board (DSMB) that oversaw the trial and reviewed all safety data.

Based on data from part 1 of MOXIe, we designed and powered part 2 of MOXIe, an international, multi-center, double-blind, placebo-controlled, randomized registrational Phase 2 trial, that enrolled 103 patients with FA at 11 trial sites in the United States, Europe, and Australia. Part 2 of MOXIe is the largest global, interventional trial ever conducted in FA. Patients were randomized one-to-one to omaveloxolone or placebo. The primary analysis population included patients without pes cavus (n=82), a musculoskeletal foot deformity that may interfere with the patient’s ability to perform some components of the neurological exam used to score the primary endpoint of the study. Safety analyses were evaluated in the all randomized population (n=103).

The primary endpoint for the trial was the change in the mFARS score relative to placebo after 48 weeks of treatment. The mFARS is a physician-assessed neurological rating scale used to measure FA disease progression. The FDA has indicated that mFARS is an acceptable primary endpoint to evaluate the effect of omaveloxolone for the treatment of patients with FA. Omaveloxolone treatment demonstrated statistically significant evidence of efficacy for the primary endpoint of the trial, producing a placebo-corrected 2.40 point mean improvement (decrease) in mFARS (n=82; p=0.014). Patients treated with omaveloxolone experienced a mean improvement in (decrease) mFARS of 1.55 points from baseline, while patients treated with placebo experienced a mean worsening in (increase) mFARS of 0.85 points from baseline.

Further, the observed placebo-corrected improvements in mFARS were time-dependent, increasing over the course of treatment with the largest improvement observed after 48 weeks of treatment. Omaveloxolone treatment also demonstrated statistically significant evidence of efficacy in mFARS at Week 48 when the pes cavus patients were included in the analysis (the all randomized population). In the all randomized population, omaveloxolone treatment produced a statistically significant, placebo-corrected 1.93 point mean improvement (decrease) in mFARS (n=103; p=0.034). Omaveloxolone treatment also improved several secondary endpoints included in the trial.

Omaveloxolone was reported to be generally well tolerated in this trial. Four (8%) omaveloxolone patients and two (4%) placebo patients discontinued trial drug due to an AE. The reported AEs were generally mild to moderate in intensity, and the most common AEs (i.e., reported in > 20% of patients in either treatment group)

observed more frequently in omaveloxolone compared to placebo were headache, nausea, increased aminotransferases, fatigue, and abdominal pain. Increases in aminotransferases are a pharmacological effect of omaveloxolone, which increases production of aminotransferases in vitro, which we believe are related to restoration of mitochondrial function. In MOXIe, the aminotransferase increases were associated with improvements (reductions) in total bilirubin and were not associated with liver injury.

The overall rate of SAEs was low, with three patients on omaveloxolone and three patients on placebo reporting SAEs while on treatment. Two additional omaveloxolone-treated patients reported SAEs approximately two weeks after receiving their final dose. No new safety signals were identified, and the reported SAEs were sporadic and generally expected in FA patients. In the three omaveloxolone patients who reported SAEs while receiving omaveloxolone, none led to discontinuation. Atrial fibrillation was balanced and reported in one omaveloxolone and one placebo patient. One omaveloxolone patient reported anemia that was due to a complication of a procedure and was considered unrelated to omaveloxolone. One omaveloxolone patient reported multiple SAEs, including viral upper respiratory tract infection and laryngitis, along with palpitations, non-cardiac chest pain, and sinus tachycardia. While several of these SAEs were considered possibly related to omaveloxolone, no imbalances in infection or arrhythmia adverse events were observed overall in the trial.

Based on the positive MOXIe results, and subject to discussions with regulatory authorities, we plan to proceed with the submission of regulatory filings for marketing approval in the United States and internationally.

RTA 901 in Neurodegeneration and Neuroprotection Diseases

RTA 901 is the lead product candidate from our Hsp90 modulator program, which includes highly potent and selective C-terminal modulators of Hsp90. We have observed favorable activity of RTA 901 in a range of preclinical models of neurodegeneration and neuroprotection, including models of diabetic neuropathy, neural inflammation, and neuropathic pain. RTA 901, administered orally once-daily, has been observed to rescue existing nerve function, restore thermal and mechanical sensitivity, and improve nerve conductance velocity and mitochondrial function in rodent disease models. We have completed a Phase 1 trial to evaluate the safety, tolerability, and pharmacokinetic profile of RTA 901 in healthy adult volunteers. No safety or tolerability concerns were reported. We are the exclusive licensee of RTA 901 and have worldwide commercial rights.

Other Programs

In addition to our lead programs in rare forms of CKD and rare forms of neurological diseases, we are exploring additional clinical and preclinical programs. We believe bardoxolone has many potential clinical applications, and we are studying bardoxolone in CTD-PAH in our registrational Phase 3 CATALYST trial. RTA 1701 is the lead product candidate from our proprietary series of RORgt inhibitors for the potential treatment of a broad range of autoimmune, inflammatory, and fibrotic diseases. We have completed a Phase 1 trial to evaluate the safety, tolerability, and pharmacokinetic profile of RTA 1701 in healthy adult volunteers.

Bardoxolone in CTD-PAH

We are studying bardoxolone in CTD-PAH, which is a late and often fatal manifestation of many types of autoimmune diseases, including systemic sclerosis (scleroderma), systemic lupus erythematosus, mixed connective tissue disease, and others. CTD-PAH is a subset of PAH, which results in a progressive increase in pulmonary vascular resistance, ultimately leading to right ventricular heart failure and death. Based on literature and proprietary research, we believe there are approximately 12,000 patients with CTD-PAH in the United States and 50,000 worldwide.

In comparison to patients with the idiopathic form of PAH (I-PAH), patients with CTD-PAH generally have a worse prognosis and experience a higher occurrence of small vessel fibrosis and pulmonary veno-obstructive diseases. CTD-PAH represents approximately 30% of the overall PAH population and approximately 10 to 15% of patients with scleroderma or lupus erythematosus. Patients with CTD-PAH are less responsive to existing vasodilator therapies than patients with I-PAH and have a five-year survival rate of approximately 44%, in contrast with a five-year survival rate of approximately 68% for patients with I-PAH. Currently approved therapies, all systemic vasodilators, are used to treat all etiologies of PAH. A meta-analysis of 11 registrational trials comprised of more than 2,700 patients demonstrated that the currently approved therapies are less beneficial for patients with CTD-PAH compared to patients with I-PAH as measured by 6-minute walk distance (6MWD). Patients with CTD-PAH experienced a mean improvement in their 6MWD of only 9.6 meters, or approximately one-third, compared to the improvements observed in patients with I-PAH of 30 meters. Bardoxolone is an Nrf2 activator, not a systemic vasodilator, and directly targets the bioenergetic and inflammatory components of PAH. Additionally, because bardoxolone does not have systemic hemodynamic effects or cause drug-drug interactions in patients with PAH, it may be used in combination with other therapies to a greater incremental effect than an additional vasodilator.

Initial results from our Phase 2 LARIAT trial in patients with PAH showed that bardoxolone provided the greatest improvement in 6MWD to patients with CTD-PAH. Patients with CTD-PAH treated with bardoxolone demonstrated a statistically significant increase in mean 6MWD of 38.2 meters (p<0.001) compared to baseline and a placebo-corrected change in 6MWD of 28.4 meters (p=0.07). Further analysis of data from patients with CTD-PAH who would be eligible for inclusion in our Phase 3 trial, CATALYST, demonstrated a statistically significant increase in mean 6MWD of 42.7 meters (p<0.001) compared to baseline and a placebo-corrected change in 6MWD of 48.5 meters (p=0.005).

We are currently conducting CATALYST, an international, multi-center, randomized, double-blind, placebo-controlled Phase 3 trial that studies the safety and efficacy of bardoxolone in patients with CTD-PAH when added to standard-of-care therapy. The trial has been fully enrolled with 202 patients with CTD-PAH, and we expect to have top-line data from the CATALYST trial in mid-2020. Data from CATALYST demonstrating an improvement in 6MWD versus placebo may support an NDA submission for approval of bardoxolone for the treatment of CTD-PAH. No safety concerns have been reported by the DSMB.

RTA 1701 in Autoimmune Diseases

RTA 1701 is the lead product candidate from our proprietary series of RORgt inhibitors for the potential treatment of a broad range of autoimmune, inflammatory, and fibrotic diseases. RTA 1701 is an orally-bioavailable, RORgt-selective allosteric inhibitor that suppresses Th17 differentiation in vitro and demonstrates strong efficacy in rodent disease models of autoimmune disease. RTA 1701 also potently suppresses production of IL-17A, a clinically important cytokine, in human immune cells and when dosed orally to non-human primates. We have conducted a Phase 1 trial to evaluate the safety, tolerability, and pharmacokinetic profile of RTA 1701 in healthy adult volunteers. No safety or tolerability concerns were reported, and we observed an acceptable pharmacokinetic profile. We retain all rights to our RORgt inhibitors, which are not subject to any existing commercial collaborations.

Financial Information

As of September 30, 2019, we had cash and cash equivalents of $240.1 million.

Recent Developments

Amended and Restated License Agreement with AbbVie

In October 2019, we and an affiliate of AbbVie Inc. (AbbVie) entered into an Amended and Restated License Agreement (the Amended AbbVie Agreement) pursuant to which we reacquired the development,

manufacturing, and commercialization rights concerning our proprietary Nrf2 activator product platform originally licensed to AbbVie with respect to the territories set forth below. Pursuant to the Amended AbbVie Agreement, the license agreement, dated as of September 21, 2010, which we entered into with AbbVie (the License Agreement), and the collaboration agreement, dated as of December 9, 2011, which we entered into with AbbVie (the Collaboration Agreement), have been amended. Except as otherwise set forth in the Amended AbbVie Agreement, the other provisions of the License Agreement and the Collaboration Agreement have been terminated. Under the Amended AbbVie Agreement, certain licenses granted to AbbVie will continue, for which AbbVie has granted exclusive sublicenses to us under AbbVie’s continuing licenses, resulting in our reacquiring worldwide rights to bardoxolone, excluding certain Asian countries that we previously licensed to KKC, and worldwide rights to omaveloxolone and the other second-generation Nrf2 activators (the Second-Generation Activators), in each case that we had licensed to AbbVie under the License Agreement and the Collaboration Agreement.

In exchange for such rights, we will pay AbbVie $330 million, of which $75 million is payable on December 8, 2019, $150 million is payable on June 30, 2020, and $105 million is payable on November 30, 2021. If we raise cash proceeds of $200 million or more in one or more equity offerings, we are required to prepay AbbVie $25 million, which prepayment will reduce the amount payable to AbbVie on November 30, 2021, from $105 million to $80 million. We also will pay AbbVie an escalating, low single-digit royalty on worldwide net sales, on a product-by-product basis, of omaveloxolone and an identified list of existing Second-Generation Activators (the Existing AIMs).

As part of the Amended AbbVie Agreement, AbbVie has agreed not to clinically develop or acquire certain Nrf1 or Nrf2 activators for a period of time after entering into the Amended AbbVie Agreement; thereafter, for another period of time, AbbVie has agreed not to clinically develop or acquire certain Nrf1 or Nrf2 activators for certain restricted indications. We have agreed not to license or otherwise transfer our rights to develop or commercialize bardoxolone, omaveloxolone, or the Existing AIMS for a period of 18 months after entering into the Amended AbbVie Agreement; thereafter through month 36, we have the right to transfer or license such rights for bardoxolone, in one or more transactions, but only if we receive, in the aggregate, prior to the earlier of one year after the transaction was entered into or the end of the 36-month period, less than a certain amount of cash payments.

After the $330 million has been paid to AbbVie, the licenses granted to AbbVie, and the sublicenses granted to us with respect to omaveloxolone and the Second-Generation Activators, will be terminated, with all rights reverting to us, and, if (or when) 18 months has elapsed since the execution of the Amended AbbVie Agreement, the licenses granted to AbbVie, and the sublicenses granted to us with respect to bardoxolone, also will be terminated, with all rights reverting to us.

First Amendment to Amended and Restated Loan and Security Agreement

In October 2019, we entered into the First Amendment to Amended and Restated Loan and Security Agreement (the Amendment) with Oxford Finance LLC, as the collateral agent and lender (Oxford), Silicon Valley Bank, as a lender (together with Oxford, the Lenders), which amended the Amended and Restated Loan and Security Agreement, dated June 14, 2018, entered into among us and the Lenders (the Loan Agreement). Under the terms of the Loan Agreement, we borrowed $80 million (the Term A Loan) from the Lenders and had the right to borrow an additional $45 million (the Term B Loan, and together with the Term A Loan, the Term Loans) within 30 days after the achievement of the first Trial Milestone Date, but no later than December 31, 2019. The “Trial Milestone Date” means the earlier of the date that we achieve (i) positive topline registrational data of bardoxolone in CKD caused by Alport syndrome (the ongoing CARDINAL trial) or (ii) positive topline registrational data of omaveloxolone in FA (the ongoing MOXIe trial). With the announcement of positive data from MOXIe, the Trial Milestone Date has been achieved.

Under the Amendment, the Term B Loan availability was increased from $45 million to $75 million, and the availability period was increased to within 60 days after the first Trial Milestone Date, which will be December 13, 2019. We will be required to make a final payment of 2.00% (previously 4.00%) of the Term B Loan, payable on the earliest of June 1, 2023 (the Maturity Date), the acceleration of the Term B Loan, or the prepayment of the Term B Loan. We may prepay all, but not less than all, of the borrowed amounts under the Term B Loan upon 10 days advance written notice to the Lenders, provided that we will be obligated to pay a prepayment fee. The prepayment fees payable by us for the Term B Loan were reduced to (i) 4.00% (previously the aggregate amount of interest that we would have paid through the Maturity Date) at the interest in effect on the date of prepayment of the Term B Loan if prepaid on or before the first anniversary of the funding date, (ii) 3.00% (previously 4.00%) of the Term B Loan if prepaid after the first anniversary of the funding date and on or before the second anniversary of the funding date, (iii) 1.50% (previously 3.00%) of the Term B Loan if prepaid after the second anniversary of the funding date and on or before the third anniversary of the funding date, and (iv) 0.00% (previously 1.50%) of the Term B Loan if prepaid after the third anniversary of the funding date and prior to the Maturity Date. The Amendment also permits the incurrence of convertible debt under certain circumstances.

Lease Agreement

In October 2019, we entered into a lease agreement for the lease of a single-tenant, build-to-suit building for approximately 327,400 square feet of office and laboratory space in Plano, Texas. The term is estimated to begin in mid-2022, when construction is completed, and continue for 16 years, with up to 10 years of extension at our option. The initial annual base rent will be determined based on the project cost, subject to an initial annual cap of approximately $13.3 million, which may increase in certain circumstances. Beginning in the third lease year, the base rent will increase 1.95% per annum each year. In addition to the annual base rent, we will pay for taxes, insurance, utilities, operating expenses, assessments under private covenants, maintenance and repairs, certain capital repairs and replacements, and building management fees.

Suspension of ATM Program

In November 2017, we entered into an at-the-market equity offering sales agreement with Stifel, Nicolaus & Company, Incorporated, that established a program pursuant to which we may offer and sell up to $50 million of our Class A common stock from time to time in at-the-market transactions. No shares have been sold under this program. We do not plan to offer, and during the duration of this offering and until the expiration of the lock-up period described in the section of this prospectus supplement entitled “Underwriting,” we are no longer offering, any shares of our Class A common stock pursuant to the prospectus supplement dated November 13, 2017, and filed with the SEC pursuant to Rule 424(b)(5) relating to the sales agreement with Stifel, Nicolaus & Company, Incorporated, dated as of November 9, 2017.

Our Corporate Information

We were incorporated in 2002 in Delaware. Our principal executive office is located at 5320 Legacy Drive, Plano, Texas 75024 and we have another office at 2801 Gateway Drive, Suite 150, Irving, Texas 75063, and our telephone number is (972) 865-2219. Our website address is www.reatapharma.com. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the Exchange Act), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

“Reata,” “Reata Pharmaceuticals,” the Reata Pharmaceuticals logo, and other trademarks or service marks of Reata Pharmaceuticals, Inc. appearing in this prospectus are the property of Reata Pharmaceuticals, Inc. This prospectus contains additional trade names, trademarks, and service marks of others, which are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. As a result, we may take advantage of reduced reporting requirements that are otherwise applicable to public companies, including delaying auditor attestation of internal control over financial reporting, and reducing executive compensation disclosures.

We will remain an emerging growth company until December 31, 2019.

We elected to take advantage of certain of the reduced disclosure obligations in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests. However, we have irrevocably elected not to avail ourselves of the extended transition period for complying with new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The Offering

Class A common stock offered by us	2,000,000 shares

Option to purchase additional shares of Class A common stock	300,000 shares

Class A common stock to be outstanding immediately following this offering	26,765,410 shares (27,065,410 shares if the underwriters elect to exercise in full their option to purchase additional shares from us)

Class B common stock to be outstanding immediately following this offering	5,506,495 shares

Total common stock to be outstanding immediately following this offering	32,271,905 shares (32,571,905 shares if the underwriters elect to exercise in full their option to purchase additional shares from us)

Voting rights	We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to three votes per share.

Use of proceeds	We intend to use the net proceeds for working capital and general corporate purposes, which include, but are not limited to, advancing the development of bardoxolone and omaveloxolone through clinical trials, preparing to file NDAs for bardoxolone for the treatment of patients with Alport syndrome and omaveloxolone for the treatment of patients with FA, planning for commercialization of our potential products, and making payments due under our agreement with AbbVie. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

Nasdaq Global Market symbol	“RETA”

The number of shares of our Class A common stock and our Class B common stock to be outstanding after this offering is based on 24,765,410 shares of Class A common stock and 5,506,495 shares of Class B common stock outstanding as of November 7, 2019, and excludes:

•

4,180,251 shares of Class B common stock issuable upon the exercise of outstanding stock options issued pursuant to our Second Amended and Restated Long Term Incentive Plan (Plan), or stand-alone option agreements, at a weighted average exercise price of $39.65 per share;

•	50,000 shares of Class B common stock issuable upon vesting of restricted stock units issued pursuant to our Plan; and

•	2,408,592 shares, which may be issued in either Class A common stock or Class B common stock that are reserved for future issuance under our Plan.

Unless otherwise indicated, all information in this prospectus reflects and assumes:

•	no conversion of shares of our Class B common stock into shares of our Class A common stock prior to the completion of this offering; and

•	the underwriters do not exercise their option to purchase up to 300,000 additional shares of our Class A common stock.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below, with other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the risks under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2018 and Form 10-Q for the quarter ended June 30, 2019. The occurrence of any of these risks could harm our business, financial condition, or future results. In such an event, the market price of our Class A common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business, financial condition, or future results.

Risks Related to this Offering and Our Class A Common Stock

We have broad discretion in the use of net proceeds from this offering and may not use them effectively.

We intend to use the net proceeds from this offering as discussed in the section of this prospectus supplement entitled “Use of Proceeds.” Although we plan to use the net proceeds from this offering as described, we will have broad discretion in the application of the net proceeds. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our Class A common stock. Our failure to apply these funds effectively could affect our ability to continue to develop, manufacture, and commercialize our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

A significant portion of our total outstanding shares may be sold, which could cause the market price of our Class A common stock to drop significantly and impede our ability to raise future capital, even if our business is doing well.

As of November 7, 2019, we had 5,506,495 shares of Class B common stock outstanding representing 18.2% of our outstanding shares of common stock, all of which are restricted as a result of securities laws. Of those 5,506,495 total shares of Class B common stock, 152,683 shares of Class B common stock held by non-affiliates may be converted into shares of Class A common stock and sold in the near future, and 5,353,812 shares of Class B common stock may be converted into shares of Class A common stock and, after the expiration of the lock-up period described in the section of this prospectus supplement entitled “Underwriting,” may be sold subject to any applicable volume, manner of sale, and other limitations under federal securities laws with respect to affiliate sales.

Additionally, our Seventh Amended and Restated Registration Rights Agreement dated as of November 10, 2010 (the Registration Rights Agreement), entered into with certain of our investors in connection with our Series A through H preferred stock financings, provides certain registration rights for 4,744,362 shares of Class B common stock and 1,996,585 shares of Class A common stock (not including shares of Class A common stock issuable upon conversion of shares of Class B common stock) as of November 7, 2019. Once we register these shares, they can be freely sold in the public market.

In addition, as of November 7, 2019, there are approximately 4,180,251 shares subject to outstanding options to purchase Class B common stock and approximately 50,000 restricted stock units for shares of Class B common stock that will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements and Rule 144 under the Securities Act of 1933 (the Securities Act). We have registered all shares of Class A common stock or Class B common stock that we issue under our employee benefit plans, including our Plan. Once they are issued in accordance with the terms of the plans, they can be freely sold in the public market upon issuance, subject to the restrictions imposed on our affiliates under Rule 144 and, in the case of Class B common stock, conversion to Class A common stock.

Sales of a substantial number of shares of our Class A common stock in the public market, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock. If the market price of our Class A common stock is low, we may not be able to raise additional equity in amounts sufficient to fund our business plans or we may issue significant additional shares to raise funds, resulting in significant dilution to our stockholders.

In connection with this offering, our executive officers, directors, and certain of our stockholders entered into lock-up agreements under which they agreed, subject to specific exceptions, not to sell any of our capital stock for 30 days following the date of the underwriting agreement entered into in connection with this offering, except with the prior written consent of Citigroup Global Markets Inc. Following the expiration of this 30-day lock up period, the shares of our common stock subject to the underwriters’ lock-up agreements will be eligible for future sale, subject to applicable volume, manner of sale, and other limitations of Rule 144 of the Securities Act. See the section of this prospectus supplement entitled “Underwriting” for a discussion of the material terms of the lock-up agreements.

We do not expect to pay any cash dividends in the foreseeable future.

We do not anticipate declaring or paying in the foreseeable future any dividends on our capital stock. We intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. As a result, capital appreciation, if any, of our Class A common stock will be stockholders’ sole source of gain, if any, for the foreseeable future.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of 2,000,000 shares of our Class A common stock in this offering will be approximately $                 million, or approximately $                 million if the underwriters exercise their option to purchase additional shares in full, in each case after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds for working capital and general corporate purposes, which include, but are not limited to, advancing the development of bardoxolone and omaveloxolone through clinical trials, preparing to file NDAs for bardoxolone for the treatment of patients with Alport syndrome and omaveloxolone for the treatment of patients with FA, planning for commercialization of our potential products, and making payments due under our agreement with AbbVie.

Further, we may use a portion of the net proceeds to acquire complementary businesses, products, or technologies, although we have no present commitments or agreements for any specific acquisitions. Pending these uses, we plan to invest these net proceeds in interest-bearing obligations, investment-grade instruments, certificates of deposit, or direct or guaranteed obligations of the United States of America.

Based on our current operations, plans and assumptions, we expect the net proceeds from this offering, combined with our current operating capital, to fund our operations through the end of 2021. The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business.

DIVIDEND POLICY

We do not anticipate declaring or paying in the foreseeable future any dividends on our capital stock. We intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend upon our results of operations, financial condition, contractual restrictions, capital requirements, and other factors. Our future ability to pay dividends on our capital stock may be limited by the terms of any future debt that we may incur or any preferred securities that we may issue in the future. Under our existing credit agreement, dividends paid in cash require the consent of our lenders, although we can pay dividends to the extent paid solely in capital stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2019, on an actual and an as-adjusted basis to give effect to the issuance and sale of 2,000,000 shares of our Class A common stock in this offering, at the public offering price of $                 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information together with our financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each as incorporated by reference herein.

	AS OF SEPTEMBER 30, 2019
	ACTUAL	AS ADJUSTED
	(in thousands)
Cash and cash equivalents	$240,149	$

Term loan, net of debt issuance costs	$80,236	$

Stockholders’ deficit:
Preferred stock, $0.001 par value per share, 100,000,000 shares authorized, no shares issued or outstanding, actual; 100,000,000 shares authorized, no shares issued or outstanding, as adjusted	—
Class A common stock, $0.001 par value per share, 500,000,000 shares authorized 24,525,768 shares issued and outstanding, actual; 500,000,000 shares authorized, 26,525,768 shares issued and outstanding, as adjusted	25
Class B common stock; $0.001 par value per share, 150,000,000 shares authorized, 5,598,731 shares issued and outstanding, actual; 150,000,000 shares authorized, 5,598,731 shares issued and outstanding, as adjusted	6
Additional paid-in capital	456,097
Accumulated deficit	(523,551)

Total stockholders’ (deficit) equity	(67,423)

Total capitalization	$12,813	$

The number of shares of our Class A common stock and our Class B common stock to be outstanding after this offering is based on 24,525,768 shares of Class A common stock and 5,598,731 shares of Class B common stock outstanding as of September 30, 2019, and excludes:

•

4,272,757 shares of Class B common stock issuable upon the exercise of outstanding stock options issued as of September 30, 2019, pursuant to our Plan, or stand-alone option agreements, at a weighted average exercise price of $37.51 per share;

•	50,000 shares of Class B common stock issuable upon vesting of restricted stock units issued pursuant to our Plan; and

•	2,463,492 shares, which may be issued in either Class A common stock or Class B common stock to be reserved for future issuance under our Plan, as of September 30, 2019.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined below) with respect to their purchase, ownership, and disposition of shares of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential U.S. federal income tax consequences relating thereto. All prospective non-U.S. holders of our Class A common stock should consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership, and disposition of our Class A common stock, as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local and non-U.S. tax consequences and any U.S. federal non-income tax consequences. In general, a non-U.S. holder means a beneficial owner of our Class A common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U. S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement. These laws are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement.

This discussion is limited to non-U.S. holders that hold shares of our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. gift tax, any state, local or non-U.S. taxes, or the application of the alternative minimum tax, the estate tax or the Medicare contribution tax. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, foreign governments, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders who hold or receive our Class A common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our Class A common stock as part of a hedge, straddle, appreciated financial position, synthetic security, conversion transaction or other integrated investment or risk reduction transaction, holders subject to the alternative minimum tax, holders deemed to sell our Class A common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies, corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes, persons subject to special tax accounting rules under Section 451(b) of the Code, certain former citizens or long-term residents of the United States and qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund).

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their Class A common stock through such partnerships or such entities or arrangements. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our Class A common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership, and disposition of our Class A common stock.

There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the acquisition, ownership, or disposition of our Class A common stock.

Distributions on Our Class A Common Stock

As described in the section of this prospectus supplement entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Class A common stock in the foreseeable future. However, distributions, if any, on our Class A common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the Class A common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such Class A common stock, subject to the tax treatment described below in “—Taxation on Sale, Exchange, or Other Disposition of Our Class A Common Stock.”

Subject to the discussions below regarding effectively connected income, backup withholding, and foreign accounts, distributions made paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. A non-U.S. holder of our Class A common stock who claims the benefit of an applicable income tax treaty generally will be required to provide a properly executed IRS Form W-8BEN (in the case of an individual) or IRS Form W-8BEN-E (in the case of an entity) or applicable successor form, including a U.S. or, if applicable, a non-U.S. taxpayer identification number and certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the making of distributions and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends paid to a non-U.S. holder that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification requirements. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code), unless a specific treaty exemption applies. Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Taxation on Sale, Exchange, or Other Disposition of Our Class A Common Stock

Subject to the discussion below regarding backup withholding, in general, a non-U.S. holder will not be subject to any U.S. federal income or withholding tax on any gain realized upon such holder’s sale, exchange, or other disposition of shares of our Class A common stock unless:

•

the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “—Distributions on Our Class A Common Stock” may also apply;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the amount of such gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

our Class A common stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) (a USRPHC). Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not, and believe that it is not likely that we will become, a USRPHC. Even if we are or become a USRPHC, provided that our Class A common stock is “regularly traded on an established securities market” (within the meaning of the U.S. Treasury Regulations), our Class A common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding Class A common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our Class A common stock. If we are a USRPHC and either our Class A common stock is not regularly traded on an established securities market (regardless of the percentage of stock held) or a non-U.S. holder holds, or is treated as holding, more than 5% of our outstanding Class A common stock, directly or indirectly, during the applicable testing period, such non-U.S. holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC and our common stock is not regularly traded on an established securities market, a non-U.S. holder’s proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC. No assurance can be provided that our Class A common stock will be regularly traded on an established securities market for purposes of the rules described above.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our Class A common stock paid to such holder and the tax withheld, if any, with respect to such dividends. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate (currently 24%) with respect to dividends on our Class A common stock. U.S. backup withholding generally will not apply to a non-U.S. holder who provides a properly executed appropriate IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, or otherwise establishes an exemption. Information reporting and backup withholding will generally apply to the proceeds of a disposition of our Class A common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker.

However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Accounts

Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and administrative guidance issued thereunder (FATCA), generally impose a U.S. federal withholding tax of 30% on withholdable payments, including dividends on our Class A common stock paid to (i) a “foreign financial institution” (as specifically defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which may include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners)and (ii) a non-financial foreign entity, unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of our Class A common stock on or after January 1, 2019, recently proposed U.S. Treasury Regulations provide that such payments of gross proceeds do not constitute withholdable payments. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may rely generally on these proposed U.S. Treasury Regulations until they are revoked or final U.S. Treasury Regulations are issued.

Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. The rules under FATCA are complex. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING

Citigroup Global Markets Inc., Jefferies LLC, SVB Leerink LLC, and Stifel, Nicolaus & Company, Incorporated are acting as joint book-running managers of the offering and Citigroup Global Markets Inc., Jefferies LLC, and SVB Leerink LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Class A common stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Jefferies LLC
SVB Leerink LLC
Stifel, Nicolaus & Company, Incorporated

Total	2,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $                per share. If all the shares are not sold at the offering price, the underwriters may change the offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 300,000 additional shares of Class A common stock at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, for a period of 60 days from the date of this prospectus supplement, and our officers and directors and certain of our stockholders for a period of 30 days from the date of this prospectus supplement, have agreed that we and they will not, subject to certain specified limited exceptions, without the prior written consent of Citigroup, dispose of or hedge any shares or any securities convertible into or exchangeable for our Class A common stock. Citigroup, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

The shares are listed on The Nasdaq Global Market under the symbol “RETA.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by Reata Pharmaceuticals, Inc.
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be approximately $                . We have also agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering in an amount up to $25,000. In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The Nasdaq Global Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business, for which they may receive customary fees and reimbursement of expenses. In November 2017, we entered into an at-the-market equity offering sales agreement with Stifel, Nicolaus & Company, Incorporated, that established a program pursuant to which we may offer and sell up to $50 million of our Class A common stock from time to time in at-the-market transactions. In addition, Silicon Valley Bank, a lender under a loan and security agreement dated November 3, 2017 we entered into with Oxford Finance LLC and Silicon Valley Bank, is an affiliate of SVB Leerink LLC, one of the underwriters in this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make independent investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area (EEA Member State), an offer to the public of any shares of our Class A common stock which are the subject of the offering contemplated by this document may not be made in that EEA Member State except that an offer to the public in that EEA Member State of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

•

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any offer of shares of our Class A common stock in any EEA Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of our Class A common stock and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed, or caused to be released, issued, or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1,D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the SFA), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person, which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The shares offered in this prospectus supplement may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the representatives are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas. Cooley LLP, Boston, Massachusetts, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Reata Pharmaceuticals, Inc. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC (File No. 001-37785). Our filings with the SEC are available to the public through the Internet at the SEC’s website at http://www.sec.gov. You can also obtain information about us at the offices of The Nasdaq Global Market.

We make available free of charge on our Internet website at http://www.reatapharma.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus unless specifically so designated and filed with the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to the documents we file with it. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede information in this prospectus and information previously filed with the SEC. Therefore, before you decide to invest in our Class A common stock, you should always check for reports we may have filed with the SEC after the date of this prospectus.

We incorporate by reference the documents listed below:

•

our Annual Report on Form 10-K for the year ended December 31, 2018, filed on February  28, 2019, including those portions of our definitive proxy statement on Schedule 14A, filed on April 30, 2019, incorporated by reference therein;

•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 9, 2019, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on August 8, 2019, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed on November 12, 2019;

•

the Current Reports on Form 8-K filed on June 13, 2019, August  8, 2019 (excluding item 2.02), August  22, 2019, August 29, 2019, October  10, 2019, October 15, 2019, October  16, 2019, and November 12, 2019 (excluding item 2.02); and

•

the description of our Class  A common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 23, 2016, and any other amendments or reports filed with the SEC for purposes of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents. Requests for such documents or exhibits should be directed to:

Reata Pharmaceuticals, Inc.

Attn: Secretary

5320 Legacy Drive

Plano, Texas 75024

Telephone number: (972) 865-2219

PROSPECTUS

Reata Pharmaceuticals, Inc.

CLASS A COMMON STOCK

CLASS B COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

RIGHTS

We may from time to time, in one or more offerings, offer and sell shares of our Class A common stock, shares of our Class B common stock, shares of preferred stock, warrants, depositary shares, stock purchase contracts, stock purchase units, and rights.

We may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus provides you with only a general description of these securities and the manner in which we will offer these securities. The specific terms of any securities that we offer will, if not included in this prospectus or information incorporated by reference herein, be included in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus.

Our Class A common stock is listed on The NASDAQ Global Market under the symbol “RETA.” On July 20, 2018, the closing price of our Class A common stock was $46.40.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, have elected to avail ourselves of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves risk. Before you make an investment in our securities, we recommend that you read carefully the risks we describe in this prospectus and in any accompanying prospectus supplement, as well as the risk factors that are incorporated by reference into this prospectus and in any accompanying prospectus supplement from our filings made with the Securities and Exchange Commission. See “Risk Factors” beginning on page 6 of this prospectus.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in any accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 23, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that are registered hereunder that may be offered by us. Each time we offer the securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

Any prospectus supplement may add, update, or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in any prospectus supplement. The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement relating to the securities offered to you together with the additional information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” and “Documents Incorporated by Reference” in both this prospectus and any prospectus supplement).

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Unless the context otherwise requires, throughout this prospectus and any applicable prospectus supplement, the words “we,” “us,” the “registrant,” “the Company,” or “Reata” refer to Reata Pharmaceuticals, Inc.; and the term “securities” refers collectively to the securities registered hereunder or any combination thereof.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus and each prospectus supplement may contain forward-looking statements that involve substantial risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements, other than statements of historical facts, contained in this prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus and each prospectus supplement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “goals,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “model,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

•	our expectations regarding the timing, costs, conduct, and outcome of our clinical trials, including statements regarding the timing of the initiation and availability of data from such trials;

•	our ability to advance our Nrf2 activators and other technologies;

•	the timing and likelihood of regulatory filings and approvals for our product candidates;

•	our ability to obtain funding for our operations, including funding necessary to complete further development and commercialization of our product candidates;

•	our plans to research, develop, and commercialize our product candidates;

•	the commercialization of our product candidates, if approved;

•	the rate and degree of market acceptance of our product candidates;

•

our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the potential market opportunities for commercializing our product candidates;

•	the success of competing therapies that are or may become available;

•	our expectations regarding our ability to obtain and maintain intellectual property protection for our product candidates;

•	the ability to license additional intellectual property relating to our product candidates and to comply with our existing license agreements;

•	our ability to maintain and establish relationships with third parties, such as contract research organizations, suppliers, and distributors;

•	our ability to maintain and establish collaborators with development, regulatory, and commercialization expertise;

•	our ability to attract and retain key scientific or management personnel;

•	our ability to grow our organization and increase the size of our facilities to meet our anticipated growth;

•	the accuracy of our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing;

•	regulatory developments in the United States and foreign countries;

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	our expectations related to the use of our available cash;

•	our ability to develop, acquire, and advance product candidates into, and successfully complete, clinical trials;

•	the initiation, timing, progress, and results of future preclinical studies and clinical trials, and our research and development programs;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates;

•	the impact of governmental laws and regulations;

•	developments and projections relating to our competitors and our industry; and

•

other risks and uncertainties, including those described under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the SEC on March 2, 2018, as supplemented by our Quarterly Reports on Form 10-Q.

Any forward-looking statements in this prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus and each prospectus supplement reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as supplemented by our Quarterly Reports on Form 10-Q, and discussed elsewhere in this prospectus, each prospectus supplement, and the information incorporated by reference in this prospectus and each prospectus supplement. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this this prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus and each prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

THE COMPANY

We are a clinical stage biopharmaceutical company focused on identifying, developing, and commercializing therapeutics with profound biological and clinical activity to address serious and life-threatening diseases with few or no approved therapies by targeting molecular pathways that regulate cellular metabolism and inflammation. We are currently conducting three registrational trials with our lead product candidates, bardoxolone methyl and omaveloxolone, which activate the transcription factor Nrf2 to restore mitochondrial function, reduce oxidative stress, and resolve inflammation. Bardoxolone methyl is currently being studied in a single, pivotal Phase 3 trial, known as CARDINAL, for the treatment of chronic kidney disease, or CKD, caused by Alport syndrome. We began enrolling patients in CARDINAL in the second half of 2017. Omaveloxolone is being studied in a two-part Phase 2 trial for the treatment of Friedreich’s ataxia, or FA, known as MOXIe. We began enrolling the registrational part two of MOXIe in the second half of 2017. Bardoxolone methyl is also being studied in a Phase 3 trial, known as CATALYST, for the treatment of pulmonary arterial hypertension, or PAH, associated with connective tissue disease, or CTD-PAH. We have received orphan drug designation from the FDA for bardoxolone methyl for the treatment of Alport syndrome and PAH and for omaveloxolone for the treatment of FA. We have additional promising preclinical development programs. We believe that our product candidates and preclinical programs have the potential to improve clinical outcomes in numerous underserved patient populations.

OUR CORPORATE INFORMATION

We were incorporated in 2002 in Delaware. Our headquarters are located at 2801 Gateway Drive, Suite 150, Irving, Texas 75063, and our telephone number is (972) 865-2219. Our website address is www.reatapharma.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

“Reata Pharmaceuticals,” the Reata Pharmaceuticals logo, and other trademarks or service marks of Reata Pharmaceuticals, Inc. appearing in this prospectus are the property of Reata Pharmaceuticals, Inc. This prospectus contains additional trade names, trademarks, and service marks of others, which are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act enacted in April 2012. As a result, we may take advantage of reduced reporting requirements that are otherwise applicable to public companies, including delaying auditor attestation of internal control over financial reporting, providing only two years of audited financial statements and related Management’s Discussion and Analysis of Financial Condition and Results of Operations, and reducing executive compensation disclosures.

We will remain an emerging growth company until the earlier to occur of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, which will be December 31, 2021, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests. However, we have irrevocably elected not to avail ourselves of the extended transition period for complying with new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, and other information with the SEC (File No. 001-37785). Our filings with the SEC are available to the public through the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You can also obtain information about us at the offices of The NASDAQ Global Market.

We make available free of charge on our Internet website at http://www.reatapharma.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus unless specifically so designated and filed with the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to the documents we file with it. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede information in this prospectus and information previously filed with the SEC. Therefore, before you decide to invest in a particular offering under this shelf registration statement, you should always check for reports we may have filed with the SEC after the date of this prospectus.

We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, before the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold (other than information furnished and not filed with the SEC):

•

our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March  2, 2018, including those portions of our definitive proxy statement on Schedule 14A, filed on April 30, 2018, incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 8, 2018;

•	the Current Reports on Form 8-K filed on May 25, 2018, June 13, 2018, June 14, 2018, and July 23, 2018 (two filings); and

•

the description of our Class  A common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 23, 2016, and any other amendments or reports filed with the SEC for purposes of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents. Requests for such documents or exhibits should be directed to:

Reata Pharmaceuticals, Inc.

Attn: Secretary

2801 Gateway Drive, Suite 150

Irving, Texas 75063

Telephone number: (972) 865-2219

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, as supplemented by our Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference, and those risk factors that may be included in the applicable prospectus supplement together with all of the other information included in this prospectus, any prospectus supplement, and the documents we incorporate by reference in evaluating an investment in our securities. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from any sale of securities described in this prospectus for general corporate purposes, which may include, among other things, capital expenditures, the advancement of our product candidates in clinical trials, preclinical trials, and to meet working capital needs. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our thirteenth amended and restated certificate of incorporation and our second amended and restated bylaws, and of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Delaware General Corporation Law.

General

Our amended and restated certificate of incorporation provides for two classes of common stock: Class A common stock and Class B common stock. This dual-class structure is a fundamental element of our overall strategy to seek to maximize stockholder value over the long-term. Holders of our Class A common stock and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to three votes per share, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. Shares of Class B common stock can be sold at any time and, subject to limited exceptions, must irrevocably convert to shares of Class A common stock upon sale or transfer. Therefore, we expect that, over time, the Class B common stockholder class will diminish as a percentage of our total shares outstanding and that the remaining shares of Class B common stock will be concentrated in the hands of our longest-term stockholders.

Our authorized capital stock consists of 750,000,000 shares, all with a par value of $0.001 per share, of which:

•	500,000,000 shares are designated as Class A common stock;

•	150,000,000 shares are designated as Class B common stock; and

•	100,000,000 shares are designated as preferred stock.

As of June 30, 2018, there were outstanding:

•	20,244,675 shares of Class A common stock held of record by approximately 334 stockholders; and

•	5,961,183 shares of Class B common stock held of record by approximately 167 stockholders.

As of June 30, 2018, there were:

•	3,337,509 shares of Class B common stock that are issuable upon exercise of outstanding options.

Common Stock

Voting Rights

Each holder of our Class A common stock is entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders, and each holder of our Class B common stock is entitled to three votes for each share of Class B common stock held on all matters submitted to a vote of stockholders, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law.

Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by our amended and restated certificate of incorporation or by law. Delaware law could require either our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•

If we propose to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment.

•

If we propose to amend our amended and restated certificate of incorporation to alter or change the powers, preferences or special rights of a class of stock in a manner that affects them adversely, then that class would be required to vote separately to approve the proposed amendment.

•

Our amended and restated certificate of incorporation expressly authorizes the number of authorized shares of Class A common stock or Class B common stock to be increased or decreased by the affirmative vote of the holders of a majority of the voting power of common stock, voting as a single class, irrespective of Section 242(b)(2) of the Delaware General Corporation Law.

We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Because our amended and restated certificate of incorporation provides for plurality voting for the election of directors, a director may be elected even if less than a majority of the votes cast are in favor of such election.

Economic Rights

Dividends and Distributions. Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of Class A common stock and Class B common stock will be entitled to receive, when, as, and if declared by our board of directors, out of any assets legally available therefor, such dividends as may be declared from time to time by our board of directors. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock will receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock will receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Liquidation Rights. In the event of our liquidation, dissolution, or winding-up, upon the completion of the distributions required with respect to any series of preferred stock that may then be outstanding, the remaining assets legally available for distribution to stockholders shall be distributed ratably among the holders of Class A common stock and Class B common stock and any participating preferred stock outstanding at that time.

Mergers and Consolidations. In connection with any merger or consolidation with or into another entity, shares of Class A common stock and Class B common stock will be treated equally, identically, and ratably, on a per share basis, with respect to any consideration into which such shares are converted or other consideration paid or otherwise distributed to our stockholders, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Conversion. Our Class A common stock is not convertible into any other shares of our capital stock. Each share of Class B common stock is convertible at the option of the holder at any time into one share of Class A common stock.

Each share of Class B common stock will be automatically converted into one share of Class A common stock upon transfer of any share of Class B common stock, whether or not for value, by any holder of that share, except transfers by an initial registered holder to:

•	a nominee of that holder, without any change in beneficial ownership, within the meaning of Section 13(d) of the Exchange Act; or

•

(1) another person who, at the time of the transfer, beneficially owns shares of Class B common stock or (2) a nominee of such person, without any change in beneficial ownership, within the meaning of Section 13(d) of the Exchange Act.

Further, any transfer without consideration to any of the following will not result in conversion:

•	any controlled affiliate of that holder who remains a controlled affiliate;

•	any active or retired partner of that holder;

•	the estate of that initial holder or a trust established for the benefit of the descendants or any relatives or spouse of that holder;

•

a parent corporation or wholly owned subsidiary of that holder or to a wholly owned subsidiary of that parent unless and until the transferee ceases to be a parent or wholly owned subsidiary of the holder or a wholly owned subsidiary of any parent; or

•	an immediate family member of any holder.

Lastly, any bona fide pledge by a holder to a financial institution in connection with a borrowing will not result in any conversion. If any transfer does not give rise to automatic conversion under these provisions, then any subsequent transfer by the holder, other than any transfer by such holder to a nominee of such holder, without any change in beneficial ownership, as such term is defined under Section 13(d) of the Exchange Act, or the pledgor, as the case may be, will be subject to automatic conversion upon these terms and conditions.

Holders of common stock have no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

We currently have no outstanding shares of preferred stock. Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges, and restrictions of up to an aggregate of

100,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation, which could decrease the market price of our common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action. Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Delaware General Corporation Law and our amended and restated certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations, and restrictions, including, but not limited to, some or all of the following:

•

the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

•	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

•	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

•

whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

•	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

•	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

•	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

•

the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

•	any other relative rights, preferences, and limitations of that series.

Once designated by our board of directors, each series of preferred stock may have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our amended and restated certificate of incorporation and any certificates of designation that our board of directors may adopt.

All shares of preferred stock offered hereby will, when issued, be fully paid and non-assessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer, or other takeover attempt.

Options

As of June 30, 2018, under the 2007 LTIP and outstanding stock options granted pursuant to individual compensation arrangements, options to purchase an aggregate of 3,337,509 shares of Class B common stock, having a weighted-average exercise price of $20.60 per share, are outstanding, and 741,402 additional shares of Class A common stock and Class B common stock are available for future grant under the 2007 LTIP.

Stockholder Registration Rights

Certain registration rights are provided for under the terms of our Seventh Amended and Restated Registration Rights Agreement dated as of November 10, 2010, or the Registration Rights Agreement, entered into with certain of our investors in connection with our Series A through H convertible preferred stock financings. Pursuant to the Registration Rights Agreement, on June 30, 2018, 1,305,793 shares of Class A common stock (not including shares of Class B common stock that are convertible into shares of Class A common stock) and 4,873,347 shares of Class B common stock were registrable shares. Holders of more than 67% of the registerable shares, which we refer to as the initiating holders, at any time, may twice request that we effect the registration of at least 50% of the registerable shares held by all holders of registration rights, or a lesser number of shares if the aggregate price to the public of the offering (net of underwriter discounts) will be at least $5 million. Furthermore, if Form S-3 is available for an offering by the initiating holders, the initiating holders may request that we effect an unlimited number of registrations on Form S-3 at an aggregate offering price of at least $1,000,000 per registration on Form S-3. In addition, the holders of registrable shares have piggyback registration rights if we determine to register any equity securities for our own account or the account of another security holder. The holders of registrable shares have waived their piggyback registration rights with respect to the registration statement of which this prospectus is a part. We will pay the registration expenses, other than underwriting fees, discounts, or commissions, of the shares registered pursuant to the registrations described above, but limited to four registrations on Form S-3. The Registration Rights Agreement terminates with respect to any holder who is permitted to sell, within a 90-day period, all of such holder’s registrable shares in compliance with Rule 144.

Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws contain certain provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Dual Class Common Stock Structure

As discussed above, our Class B common stock has three votes per share, while our Class A common stock, which is the only class of stock that is publicly traded, has one vote per share. Because of our dual class common stock structure, our founders, directors, executives, employees, and current holders of our Class B common stock (and their affiliates) will continue to be able to control all matters submitted to our stockholders for approval even if they own significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other stockholders may view as beneficial.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

In general, Section 203 defines “voting stock” to mean, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors. Every reference to a percentage of voting stock refers to such percentage of the votes of such voting stock.

We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Board Composition and Filling Vacancies

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Directors are elected by plurality vote. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of common stock outstanding are able to elect all of our directors. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that directors may be removed by the stockholders only for cause upon the vote of a majority of the voting power of our outstanding common stock. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

Actions by Stockholders

Our amended and restated certificate of incorporation also restricts the ability of stockholders to interfere with the powers of the board of directors in specified ways, including the constitution and composition of committees and the election and removal of officers.

No Written Consent of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and eliminate the right of stockholders to act by written consent without a meeting. Our amended and restated certificate of incorporation and amended and restated bylaws provide that only our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.

Advance Notice Requirements

Our amended and restated bylaws provide that stockholders seeking to present proposals before a meeting of stockholders, including proposals to nominate candidates for election as directors at a meeting of stockholders, must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder’s notice. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the stockholders cannot amend any of the provisions described above except by a vote of 66 2/3% or more of the voting power of the shares of our outstanding common stock.

Blank Check Preferred Stock

Our amended and restated certificate of incorporation also provides for the authorization of undesignated preferred stock. As a result, our board of directors may issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

The combination of these provisions makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; or any action asserting a claim against us that is governed by the internal affairs doctrine, including any action to interpret, apply, or enforce our amended and restated certificate of incorporation or our amended and restated bylaws. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Although our amended and restated certificate of incorporation contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Listing

Our Class A common stock is listed on The NASDAQ Global Market under the symbol “RETA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Ave. Brooklyn, NY 11219.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or shares of our preferred stock. The following description sets forth certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement.

Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A copy of the forms of the warrant agreement and the warrant certificate, if any, relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the warrant agreement and the related warrant certificate, if any, see “Where You Can Find More Information.”

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to issue shares of our common stock or shares of our preferred stock will describe the terms of the common share warrants and preferred share warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the shares of common stock or shares of preferred stock that may be purchased upon exercise of the warrants;

•	the terms for changes or adjustments to the exercise price of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or shares of preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of shares of common stock or shares of preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our shares of common stock or shares of preferred stock, the holder will not have any rights as a holder of our shares of common stock or shares of preferred stock, as the case may be, by virtue of ownership of warrants.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank depositary. The phrase “bank depositary” means a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the bank depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution, or winding up of us and such distribution has been distributed to the holders of depositary shares.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be payable by such holders.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary shares all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond its control in performing its obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of their respective duties under the depositary agreement, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract, preferred stocks or warrants, which we refer to in this prospectus as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

DESCRIPTION OF RIGHTS

We may issue rights to our stockholders to purchase shares of our common stock or preferred stock. We may offer rights separately or together with one or more additional rights, preferred stock, common stock, or warrants, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights. The particular terms of the rights and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement, or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights.

We will provide in a prospectus supplement the following terms of the rights being issued:

•	the date on which stockholders entitled to the rights distribution will be determined;

•	the aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	the date, if any, on and after which the rights will be separately transferable;

•	the date on which the ability to exercise the rights will commence, and the date on which such ability will expire;

•	the conditions to the completion of the offering, if any;

•	the withdrawal, termination, and cancellation rights, if any;

•	any applicable material U.S. federal income tax considerations; and

•	and other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange, and exercise of the rights.

Each right will entitle the holder of rights to purchase, for cash, the number of shares of common stock or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

•	to or through one or more underwriters, initial purchasers, brokers, or dealers;

•	through agents to investors or the public;

•	in short or long transactions;

•	through put or call option transactions relating to our common stock;

•	directly to agents or other purchasers

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	though a combination of any such methods of sale; or

•	through any other method described in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, initial purchasers, dealers, or agents in connection with the offering, including:

•	the terms of the offering;

•	the names of any underwriters, dealers, or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any options (whether or not for over-allotments) under which the underwriters may purchase additional shares of common stock from us;

•	any underwriting discounts, concessions, commissions, or agency fees and other items constituting compensation to underwriters, dealers, or agents;

•	any delayed delivery arrangements;

•	any public offering price;

•	any discounts or concessions allowed or re-allowed or paid by underwriters or dealers to other dealers; or

•	any securities exchange or market on which the common stock offered in the prospectus supplement may be listed.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities hereunder, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for sale is reached. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or pay to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain, or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used for the sale of securities, we, or an underwriter, will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the applicable prospectus supplement the names of the dealers and the terms of the transaction.

We may also sell the securities through agents designated from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly in transactions not involving underwriters, dealers, or agents.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the applicable securities laws and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the applicable securities laws. We will identify in the applicable prospectus supplement any underwriters, dealers, or agents and will describe their compensation. We may have agreements with the underwriters, dealers, and agents to indemnify them against specified civil liabilities, including liabilities under the applicable securities laws.

Underwriters, dealers, and agents may engage in transactions with or perform services for us in the ordinary course of their businesses for which they may receive customary fees and reimbursement of expenses.

We may use underwriters with whom we have a material relationship. We will describe the nature of such relationship in the applicable prospectus supplement.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

We may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with us, including, without limitation, in connection with distributions of the securities by those broker-dealers. We may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. We may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon by Vinson & Elkins L.L.P., Dallas, Texas, as our counsel. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of Reata Pharmaceuticals, Inc. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

2,000,000 Shares

Class A Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup

Jefferies

SVB Leerink

Stifel